Exhibit 12

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

FORM OF TAX OPINION

[_____], 2025

Board of Trustees

Longleaf Partners International Fund

Longleaf Partners Funds Trust

c/o Southeastern Asset Management, Inc.

5100 Poplar Avenue, Suite 2450

Memphis, Tennessee 38137

Board of Trustees

Longleaf Partners Global Fund

Longleaf Partners Funds Trust

c/o Southeastern Asset Management, Inc.

5100 Poplar Avenue, Suite 2450

Memphis, Tennessee 38137

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to Longleaf Partners International Fund (the “Acquired Fund”), a separate series of Longleaf Partners Funds Trust (the “Trust”), a Massachusetts business trust, to Longleaf Partners Global Fund (the “Acquiring Fund”), also a separate series of the Trust, and to the holders of shares of beneficial interest of the Acquired Fund (the “Acquired Fund Shareholders”), in connection with the transfer of all of the assets, as defined in the Agreement and Plan of Reorganization (the “Plan”), dated as of [_____], 2025, executed by the Trust on behalf of the Acquiring Fund and the Acquired Fund, of the Acquired Fund (the “Assets”) to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of the liabilities, as defined in the Plan, of the Acquired Fund (the “Liabilities”) by the Acquiring Fund, followed by the distribution of the Acquiring Fund Shares received by the Acquired Fund in complete liquidation and termination of the Acquired Fund (the “Reorganization”), all pursuant to the Plan.

Page 2 Longleaf Partners International Fund – Longleaf Partners Global Fund [______], 2025 FORM OF TAX OPINION

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Registration Statement filed on Form N-14 in connection with the Reorganization, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Trust on behalf of the Acquired Fund, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Trust on behalf of the Acquiring Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan.

Based upon the foregoing, it is our opinion that for federal income tax purposes, with respect to the Acquired Fund and the Acquiring Fund:

1.	The acquisition by the Acquiring Fund of all of the Assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all Liabilities of the Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of the Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

2.	The Acquired Fund will not recognize gain or loss upon the transfer of all of its Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all Liabilities of the Acquired Fund, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

Page 3 Longleaf Partners International Fund – Longleaf Partners Global Fund [______], 2025 FORM OF TAX OPINION

3.	The Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by the Acquired Fund in the Reorganization.

4.	The Acquiring Fund will recognize no gain or loss upon receiving the Assets of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all Liabilities of Acquired Fund.

5.	The adjusted basis to the Acquiring Fund of the Assets of the Acquired Fund received by the Acquiring Fund in the Reorganization will be the same as the adjusted basis of those Assets in the hands of the Acquired Fund immediately before the exchange, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

6.	The Acquiring Fund’s holding periods with respect to the Assets of the Acquired Fund that the Acquiring Fund acquires in the Reorganization will include the respective periods for which those Assets were held by Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an Asset).

7.	The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

8.	The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.	An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

Page 4 Longleaf Partners International Fund – Longleaf Partners Global Fund [______], 2025 FORM OF TAX OPINION

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan. Without limiting the foregoing, we express no opinion as to the federal income tax consequences of the Reorganization to the Acquired Fund with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

We consent to the filing of our tax opinion as an exhibit to the Registration Statement on Form N-14 of Longleaf Partners Funds Trust to be filed with the Securities and Exchange Commission and to the discussion of the opinion and references made to our firm therein and in any amendments thereto.

Very truly yours,